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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Comcast Corporation of our reports dated March 17, 2003 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1 2002) appearing in Comcast Corporation's Annual Report on Form 10-K, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 24, 2003